Exhibit 99.1
CONTACTS:
Investor Relations
(718)709-2202
ir@jetblue.com
Corporate Communications
(718) 709-3089
CorporateCommunications@jetblue.com
JETBLUE ANNOUNCES 2009 ANNUAL PROFIT
Despite Economic Challenges, JetBlue Reports Highest Net Income Since 2003
New York, NY (January 28, 2010) — JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the fourth quarter and full year 2009:
•	Pre-tax income of $20 million in the fourth quarter. This compares to a pre-tax loss of $51 million in the year-ago period, which included a special charge of $53 million related to the valuation of JetBlue’s auction rate securities.

•	For the full year 2009, JetBlue reported pre-tax income of $99 million. This compares to a pre-tax loss of $90 million for the full year 2008.

•	Net income for the fourth quarter was $11 million, or $0.04 per diluted share. This compares to JetBlue’s fourth quarter 2008 net loss of $58 million, or $0.25 per diluted share.

•	For the full year 2009, JetBlue reported net income of $58 million, or $0.20 per diluted share. This compares to a net loss of $85 million, or $0.37 per diluted share, for the full year 2008.
“We are proud to have reported a profit in each quarter of 2009, one of only a few U.S. airlines to have done so,” said Dave Barger, JetBlue’s CEO. “We are also pleased to have generated positive free cash flow in 2009 for the first time in JetBlue’s history. These strong results, against the backdrop of a challenging economic environment, reflect the hard work and dedication of our outstanding crewmembers. As we enter our second decade of operations, we remain focused on our goal of building long-term value for our shareholders, customers and crewmembers.”
Operational Performance
Operating revenues for the fourth quarter totaled $832 million, representing growth of 2.6% over operating revenues of $811 million in the fourth quarter of 2008. For the full year, operating revenues totaled $3.29 billion, representing a decline of 3.0% over operating revenues of $3.39 billion for the full year 2008.
For the fourth quarter, revenue passenger miles increased 7.4% year-over-year to 6.3 billion on a capacity increase of 6.3%, resulting in a fourth quarter load factor of 79.4%, an increase of 0.8 points year over year.
Yield per passenger mile in the fourth quarter was 11.62 cents, down 5.0% compared to the fourth quarter of 2008. Passenger revenue per available seat mile (PRASM) for the fourth quarter 2009 decreased 4.0%

year-over-year to 9.23 cents and operating revenue per available seat mile (RASM) decreased 3.6% year-over-year to 10.41 cents.
Operating expenses for the quarter increased 0.9%, or $6 million, over the prior year period. JetBlue’s operating expense per available seat mile (CASM) for the fourth quarter decreased 5.2% year-over-year to 9.62 cents. Excluding fuel, CASM increased 6.4% to 6.71 cents.
Fuel Expense and Hedging
JetBlue hedged approximately 66% of its fuel consumption during the fourth quarter, resulting in a realized fuel price of $2.08 per gallon, a 24.1% decrease over fourth quarter 2008 realized fuel price of $2.75. JetBlue recorded $1 million in gains on fuel hedges that settled during the fourth quarter.
JetBlue’s fourth quarter fuel price includes approximately $8 million in fuel taxes. During the quarter, JetBlue reclassified its fuel taxes from other operating expenses to fuel expense for both the current and all prior periods. Excluding these taxes, JetBlue’s fourth quarter fuel price was $2.01 per gallon.
Jetblue has hedged approximately 64% of its first quarter projected fuel requirements and 45% of its 2010 projected fuel requirement, with a combination of crude call options, jet fuel swaps and heating oil collars. JetBlue expects an average price per gallon of fuel, including the impact of hedges and fuel taxes, of $2.18 in the first quarter and $2.26 for the full year 2010.
Balance Sheet Update
JetBlue ended the year with $1.1 billion in unrestricted cash and short term investments.
“During 2009, we improved upon our already strong financial position while maintaining one of the best liquidity positions in the U.S. airline industry relative to our size,” said Ed Barnes, JetBlue’s CFO. “With minimal debt maturities and capital commitments in the upcoming year, we believe JetBlue is positioned to generate positive free cash flow and maintain strong liquidity in 2010.”
First Quarter and Full Year Outlook
“Looking ahead to 2010, we will continue to invest in strategic areas of our business,” said Barnes. “While we expect the transition to our new customer service system as well as the timing of certain aircraft maintenance expense to pressure costs during the first half of the year, we expect these unit cost increases to be offset by higher revenue from product and network initiatives in the second half of the year.”
For the first quarter of 2010, PRASM and RASM are expected to be in the range of down one to up two percent year over year. CASM is expected to increase between seven and nine percent over the year-ago period. Excluding fuel, CASM in the first quarter is expected to increase between six and eight percent year over year.
PRASM and RASM for the full year are expected to increase between five and eight percent year over year. CASM for the full year is expected to increase between five and seven percent over full year 2009. Excluding fuel, CASM in 2010 is expected to increase between three and five percent year over year.
“We will continue to strategically deploy our aircraft to take advantage of attractive growth opportunities, particularly in Boston and the Caribbean,” said Barnes.

Capacity is expected to increase between six and eight percent in the first quarter and to increase between five and seven percent for the full year. JetBlue expects all of its capacity growth to be driven by its Boston and Caribbean markets. Capacity in the rest of JetBlue’s network is expected to decrease year over year.
JetBlue will conduct a conference call to discuss its quarterly earnings today, January 28, at 10:00 a.m. Eastern Time. A live broadcast of the conference call will be available via the internet at http://investor.jetblue.com.
About JetBlue
New York-based JetBlue Airways has created a new airline category based on value, service and style. Known for its award-winning service and free TV as much as its low fares, JetBlue is now pleased to offer customers Lots of Legroom and super-spacious Even More Legroom seats. JetBlue introduced complimentary in-flight e-mail and instant messaging services on aircraft “BetaBlue,” a first among U.S. domestic airlines. JetBlue is also America’s first and only airline to offer its own Customer Bill of Rights, with meaningful and specific compensation for customers inconvenienced by service disruptions within JetBlue’s control. Visit www.jetblue.com/promise for details. JetBlue serves 60 cities with 600 daily flights. With JetBlue, all seats are assigned, all fares are one-way, and an overnight stay is never required. For information or reservations call 1-800-JETBLUE (1-800-538-2583), TTY/TDD 1-800-336-5530 or visit www.jetblue.com.
This press release contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft and our new terminal at JFK; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines’ financial condition; a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2008 Annual Report on Form 10-K as updated by our Current Reports on Form 8-K filed on June 1, 2009 and August 26, 2009, and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)
(unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,		Percent		December 31,		Percent
	2009	2008	Change		2009	2008	Change

OPERATING REVENUES
Passenger	$737	$722	2.1		$2,928	$3,056	(4.2)
Other	95	89	6.5		358	332	7.7

Total operating revenues	832	811	2.6		3,286	3,388	(3.0)

OPERATING EXPENSES
Aircraft fuel and related taxes	232	288	(19.3)		945	1,397	(32.3)
Salaries, wages and benefits	200	175	14.7		776	694	11.8
Landing fees and other rents	53	48	11.7		213	199	6.8
Depreciation and amortization	58	60	(2.9)		228	205	11.4
Aircraft rent	31	32	(3.7)		126	129	(2.1)
Sales and marketing	38	33	12.0		151	151	(0.5)
Maintenance materials and repairs	38	30	27.2		149	127	17.6
Other operating expenses	118	96	22.5		419	377	11.1

Total operating expenses	768	762	0.9		3,007	3,279	(8.3)

OPERATING INCOME	64	49	28.5		279	109	154.5

Operating margin	7.6%	6.1%	1.5	pts.	8.5%	3.2%	5.3	pts.

OTHER INCOME (EXPENSE)
Interest expense	(49)	(60)	(20.8)		(197)	(242)	(19.0)
Capitalized interest	1	5	(64.4)		7	48	(84.3)
Interest income and other	4	(45)	106.9		10	(5)	286.8

Total other income (expense)	(44)	(100)	(57.0)		(180)	(199)	(10.3)

INCOME (LOSS) BEFORE INCOME TAXES	20	(51)			99	(90)

Pre-tax margin	2.4%	(6.4)%	8.8	pts.	3.0%	(2.7)%	5.7	pts.

Income tax expense (benefit)	9	7			41	(5)

NET INCOME (LOSS)	$11	$(58)			$58	$(85)

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$0.04	$(0.25)			$0.22	$(0.37)

Diluted	$0.04	$(0.25)			$0.20	$(0.37)

Weighted average shares outstanding (thousands):
Basic	273,120	239,283			260,486	226,262
Diluted	303,532	239,283			332,063	226,262

JETBLUE AIRWAYS CORPORATION
COMPARATIVE OPERATING STATISTICS

	Three Months Ended				Twelve Months Ended
	December 31,		Percent		December 31,		Percent
	2009	2008	Change		2009	2008	Change

Revenue passengers (thousands)	5,457	5,108		6.8	22,450	21,920		2.4
Revenue passenger miles (millions)	6,343	5,904		7.4	25,955	26,071		(0.4)
Available seat miles (ASMs) (millions)	7,988	7,510		6.3	32,558	32,442		0.4
Load factor	79.4%	78.6%	0.8	pts.	79.7%	80.4%	(0.7	) pts.
Aircraft utilization (hours per day)	10.8	11.2		(3.4)	11.5	12.1		(5.0)

Average fare	$135.07	$141.37		(4.5)	$130.41	$139.40		(6.4)
Yield per passenger mile (cents)	11.62	12.23		(5.0)	11.28	11.72		(3.8)
Passenger revenue per ASM (cents)	9.23	9.62		(4.0)	8.99	9.42		(4.5)
Operating revenue per ASM (cents)	10.41	10.80		(3.6)	10.09	10.44		(3.4)
Operating expense per ASM (cents)	9.62	10.14		(5.2)	9.24	10.11		(8.6)
Operating expense per ASM, excluding fuel (cents)	6.71	6.31		6.4	6.33	5.80		9.2
Airline operating expense per ASM (cents) (a)	9.35	9.86		(5.3)	8.99	9.87		(8.9)

Departures	52,207	49,763		4.9	215,526	205,389		4.9
Average stage length (miles)	1,091	1,075		1.6	1,076	1,120		(3.9)
Average number of operating aircraft during period	151.0	139.9		8.0	148.0	139.5		6.1
Average fuel cost per gallon	$2.08	$2.75		(24.1)	$2.08	$3.08		(32.6)
Fuel gallons consumed (millions)	112	105		6.4	455	453		0.4
Full-time equivalent employees at period end (a)					10,704	9,895		8.2

(a)	Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations.
SELECTED CONSOLIDATED BALANCE SHEET DATA
(in millions)

	December 31,	December 31,
	2009	2008

Cash and cash equivalents	896	$561
Total investment securities	246	244
Total assets	6,554	6,020
Total debt	3,304	3,144
Stockholders’ equity	1,539	1,266
SOURCE: JetBlue Airways Corporation